Exhibit 99.1

  Rock-Tenn Company Reports Continued Sales Growth in Third Quarter


    NORCROSS, Ga.--(BUSINESS WIRE)--July 27, 2004--Rock-Tenn Company (NYSE:RKT) today reported financial results for the third quarter of fiscal 2004, which ended June 30, 2004. Net sales for the third quarter of fiscal 2004 were $397.3 million, up 7.9% from $368.2 million in the prior year quarter. The Company reported a net loss of $3.7 million, or $0.11 per diluted share, for the quarter ended June 30, 2004. The net loss for the quarter reflected pre-tax restructuring and other costs of $21.3 million primarily related to the previously announced closures of the Company's Otsego paperboard mill and certain Aurora laminated paperboard products converting lines. Also during the quarter, Rock-Tenn Company incurred additional charges of $1.1 million which were not classified as restructuring costs, including $0.4 million due to inventory write downs at closed plants, $0.4 million due to premiums paid for debt repurchases, net of swap gains, and $0.3 million due to a strike at the Aurora, Illinois facility. Net income in the third quarter of fiscal 2003 was $7.2 million, or $0.21 per diluted share, which included pre-tax restructuring and other costs of $0.6 million.

    Segment Results

    Packaging Products Segment

    Packaging Products segment sales increased 10.2% to $231.5 million in the third quarter of fiscal 2004 from $210.2 million in the third quarter of fiscal 2003. Packaging Products segment operating income increased 9.1% to $11.5 million in the third quarter of fiscal 2004 from $10.5 million in the prior year quarter.
    Folding carton division sales were $196.8 million in the third quarter of fiscal 2004, a $20.5 million increase over the prior year quarter. The 11.6% sales increase was primarily due to increased volume compared to the prior year quarter. Sales of the Company's Kerman, California folding carton plant, which the Company acquired in August 2003, contributed $6.3 million to the increase from the prior year quarter. For the first nine months of fiscal 2004, folding carton sales increased 19.1% compared to the same period of fiscal 2003. Interior packaging division sales increased 2.4% in the third quarter of fiscal 2004 compared to the year ago period primarily due to an increase in volume.

    Merchandising Displays and Corrugated Packaging Segment

    Merchandising Displays and Corrugated Packaging segment sales increased 5.7% to $75.8 million in the third quarter of fiscal 2004 compared to $71.7 million in the third quarter of fiscal 2003. The sales increase was attributable to higher volumes, including strengthening demand for corrugated packaging. Operating income for the segment was $5.9 million in the third quarter of fiscal 2004 compared to $6.7 million in the prior year quarter, as higher costs more than offset the effect of volume increases.

    Paperboard Segment

    Paperboard segment sales increased 7.5% to $138.6 million in the third quarter of fiscal 2004 compared to $128.9 million in the same quarter of fiscal 2003. The sales increase was primarily due to a 4.7% increase in the number of tons shipped by the Company's paperboard division and a $17 per ton increase in average selling price compared to the prior year quarter. Operating income in the segment declined to $2.3 million in the third quarter of fiscal 2004 compared to $5.6 million in the prior year quarter, in part due to increased costs not fully recovered in price increases. Fiber, energy and freight costs increased by a total of $28 per ton compared to the prior year quarter. Segment operating income for the third quarter of fiscal 2004 also was reduced by facility closure expenses for inventory write downs recorded in cost of goods sold of $0.4 million and expenses related to the strike at the Aurora laminated paperboard products facility of approximately $0.3 million.

    Chairman and Chief Executive Officer's Statement

    Rock-Tenn Company Chairman and Chief Executive Officer James A. Rubright stated, "This quarter's results are marked by the large, non-cash write-offs associated with our exit from the laminated paperboard book and binder business. As discussed in our releases announcing these actions, we expect them to be immediately accretive to earnings as these operations, the Otsego mill and the Aurora laminated converting lines, incurred year to date pre-tax losses of $6.0 million. Our Packaging Products segment performed well in the quarter with sales and earnings up nicely over the prior year quarter, and with return on sales very close to our internal benchmark of 5%. Our Merchandising Displays and Corrugated Packaging segment performed better than expected, with sales growth of 5.7% over the prior year quarter. Our mills continue to operate at very high rates, 98% overall for the quarter, remaining profitable in the face of very high fiber and energy costs. Demand for our products remains strong so we expect continued strong sales through the fourth quarter of fiscal 2004."

    Selling, General & Administrative Expenses

    Selling, general and administrative (SG&A) expenses were 12.2% of net sales in the third quarter of fiscal 2004, compared to 12.6% of net sales in the prior year quarter. The reduction in SG&A expenses as a percentage of net sales reflects Rock-Tenn Company's disciplined focus on reducing costs.

    Consolidation of Legal Entities

    During the third quarter of fiscal 2004, Rock-Tenn Company reviewed its corporate structure and reorganized its corporate subsidiaries, reducing the number of corporate entities and the complexity of its organizational structure. The changes implemented as a result of this review resulted in reduced income tax expense recorded in the quarter of $2.7 million. Approximately $1.5 million of the reduced income tax expense relates to the Company's filing of amended tax returns for fiscal years 2001 and 2002 and adjustments made to the 2003 tax returns. The remaining $1.2 million of reduced income tax expense relates to a reduction in the deferred tax valuation allowance for net operating loss carry-forwards (NOLs) that the Company had previously concluded were not realizable. Rock-Tenn Company anticipates that the legal restructuring will allow the Company to realize the benefit of these NOLs in future years.

    Restructuring and Other Costs

    Restructuring and other costs for the quarter included a $21.3 million pre-tax charge primarily associated with the previously announced closures of the Otsego paperboard mill and certain Aurora converting lines. Of the total $21.3 million restructuring costs, $19.2 million were non-cash charges. The Otsego restructuring costs in the quarter were $14.6 million, primarily for facility and equipment impairments. The Aurora shutdown resulted in $4.3 million of restructuring costs in the quarter, primarily for facility and equipment impairments. Rock-Tenn Company continues to manufacture specialty recycled paperboard and solid fiber book and binder products at the Aurora facility. Also included in the restructuring and other costs were $1.6 million of additional paperboard segment charges and a $0.8 million charge in connection with the corporate reorganization.

    Financing

    Rock-Tenn Company's total debt was $466.9 million, excluding net gains of $9.6 million attributable to interest rate swaps, at the end of the third quarter of fiscal 2004. The Company's cash on hand was $47.0 million at the end of the third quarter of fiscal 2004.
    Rock-Tenn Company purchased $15.0 million of its 2005 notes during the quarter at an average price of 102.8% of par, or $0.4 million over par, which was net of the cost of swap unwinds. Excluding the cost of swap unwinds, the average purchase price was 105.8% of par, or $0.9 million over par. The Company also repaid $5.8 million in industrial development bonds during the quarter.
    During the quarter, Rock-Tenn Company contributed $19.4 million to its defined benefit pension plans. This contribution maintains the Company's 90% funded status according to Internal Revenue Service guidelines.

    Conference Call

    The Company will host a conference call to discuss its results of operations for the third quarter of fiscal 2004 and other topics that may be raised during the discussion at 11:00 a.m., Eastern Time, on Tuesday, July 27, 2004. The conference call will be webcast and can be accessed, along with a copy of this press release and any other statistical information related to the conference call, at www.rocktenn.com.
    Rock-Tenn Company provides marketing and packaging solutions to consumer products companies at low costs, with annual net sales of over $1.5 billion and over 70 operating locations in the United States, Canada, Mexico and Chile.

    Cautionary Statements

    Statements herein regarding expected sales, the expected impact of plant closings and other restructurings, including the expected effect on earnings, and the anticipated impact on the availability of NOLs and resulting tax savings, constitute forward-looking statements within the meaning of the federal securities laws. Such statements are based on our current expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in any forward looking statement. With respect to these statements, the Company has made assumptions regarding, among other things, expected economic conditions, expected volumes and price levels of purchases by customers, competitive conditions in our businesses, possible adverse actions of our customers, our competitors and suppliers, the amount of severance, relocation costs and other cash costs associated with restructurings, expectations regarding cost reductions and production efficiencies, the expected utilization of real property that is subject to the restructurings due to realizable values from the sale of such property, and anticipated earnings that will be available for offset against NOLs. The forward-looking statements are subject to certain risks including, among others, that the foregoing assumptions are inaccurate. There are many factors that impact these forward-looking statements that cannot be predicted accurately. Actual results may vary materially from current expectations, in part because the Company manufactures most of its products against customer orders with short lead times and small backlogs, while earnings are currently dependent on volume due to price levels and fixed operating costs. Further, our business is subject to a number of general risks that would affect any such forward-looking statements including, among others, decreases in demand for the Company's products; increases in energy, raw materials and capital equipment costs; reduced supply of raw materials; fluctuations in selling prices and volumes; intense competition; our ability to identify, complete, integrate or finance acquisitions; the potential loss of certain customers; adverse changes in and the cost of complying with extensive governmental regulations; and adverse changes in general market and industry conditions. Such risks are more particularly described in the Company's filings with the Securities and Exchange Commission, including under the caption "Business -- Forward-Looking Information and Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year. Management believes its estimates are reasonable; however, undue reliance should not be placed on such estimates, which are based on current expectations. The information contained herein speaks as of the date hereof and the Company does not undertake any obligation to update such information as future events unfold.


                           ROCK-TENN COMPANY
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                              (UNAUDITED)
               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
======================================================================
                              FOR THE THREE          FOR THE NINE
                               MONTHS ENDED          MONTHS ENDED
                           June 30,  June 30,    June 30,    June 30,
                               2004      2003        2004        2003
----------------------------------------------------------------------
NET SALES                  $397,281  $368,232  $1,163,391  $1,048,315

Cost of Goods Sold          331,517   299,844     967,881     854,988
----------------------------------------------------------------------

Gross Profit                 65,764    68,388     195,510     193,327
Selling, General and
 Administrative Expenses     48,469    46,485     147,552     136,498
Restructuring and Other
 Costs                       21,317       648      27,065         911
----------------------------------------------------------------------

Operating Profit (Loss)      (4,022)   21,255      20,893      55,918
Interest Expense             (5,907)   (7,367)    (17,682)    (20,393)
Interest and Other Income
 (Loss)                        (478)      (61)       (274)         44
Income (Loss) from
 Unconsolidated
 Joint Venture                  288       (92)        155        (376)
Minority Interest in
 Income of Consolidated
 Subsidiary                  (1,036)     (849)     (2,512)     (2,371)
----------------------------------------------------------------------

INCOME (LOSS) FROM
 CONTINUING OPERATIONS
 BEFORE INCOME TAXES        (11,155)   12,886         580      32,822

Provision (Benefit) For
 Income Taxes                (7,079)    5,033      (2,519)     12,893
----------------------------------------------------------------------

INCOME (LOSS) FROM
 CONTINUING OPERATIONS       (4,076)    7,853       3,099      19,929

Income (Loss) from
 Discontinued Operations        350      (641)      7,964        (317)

NET INCOME (LOSS)          $ (3,726) $  7,212  $   11,063  $   19,612
----------------------------------------------------------------------

Weighted Average Common
 Shares Outstanding-
 Diluted                     34,966    34,726      35,408      34,619
----------------------------------------------------------------------

Diluted Earnings (Loss)
 Per Share:
   Income (Loss) from
    Continuing
    Operations             $  (0.12) $   0.23  $     0.09  $     0.58
   Income (Loss) from
     Discontinued
     Operations                0.01     (0.02)       0.22       (0.01)
                           --------  --------  ----------  ----------
Diluted Earnings (Loss)
 Per Share                 $  (0.11) $   0.21  $     0.31  $     0.57
======================================================================




                           ROCK-TENN COMPANY
                     INDUSTRY SEGMENT INFORMATION
                              (UNAUDITED)
                  (IN THOUSANDS, EXCEPT TONNAGE DATA)

======================================================================
                             FOR THE THREE      FOR THE NINE MONTHS
                              MONTHS ENDED             ENDED
                           June 30,  June 30,    June 30,    June 30,
                               2004      2003        2004        2003
----------------------------------------------------------------------
NET SALES:

Packaging Products Segment $231,526  $210,180  $  672,173  $  580,134
Merchandising Displays and
 Corrugated Packaging
 Segment                     75,841    71,738     226,799     212,935
Paperboard Segment          138,560   128,855     402,964     379,515
Intersegment Eliminations   (48,646)  (42,541)   (138,545)   (124,269)
----------------------------------------------------------------------
TOTAL                      $397,281  $368,232  $1,163,391  $1,048,315
----------------------------------------------------------------------

INCOME FROM CONTINUING
 OPERATIONS BEFORE TAXES:

Packaging Products Segment $ 11,455  $ 10,503  $   28,072  $   24,899
Merchandising Displays and
 Corrugated Packaging
 Segment                      5,940     6,671      19,000      18,852
Paperboard Segment            2,342     5,603       7,121      16,661
----------------------------------------------------------------------

Segment Income             $ 19,737  $ 22,777  $   54,193  $   60,412
Restructuring and Other
 Costs                      (21,317)     (648)    (27,065)       (911)
Non-Allocated Expense        (2,154)     (966)     (6,080)     (3,959)
Interest Expense             (5,907)   (7,367)    (17,682)    (20,393)
Interest and Other Income
 (Loss)                        (478)      (61)       (274)         44
Minority Interest in
 Income of Consolidated
 Subsidiary                  (1,036)     (849)     (2,512)     (2,371)
----------------------------------------------------------------------

INCOME (LOSS) FROM
 CONTINUING OPERATIONS
 BEFORE TAXES              $(11,155) $ 12,886  $      580  $   32,822
======================================================================

Paperboard Shipped
 (in tons)                  292,745   279,706     859,020     821,203
======================================================================





                           ROCK-TENN COMPANY
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (UNAUDITED)
                            (IN THOUSANDS)
======================================================================

                                  FOR THE THREE        FOR THE NINE
                                  MONTHS ENDED         MONTHS ENDED
                              June 30,  June 30,  June 30,   June 30,
                                  2004      2003      2004       2003
----------------------------------------------------------------------
CASH FLOWS FROM OPERATING
 ACTIVITIES:
Net income (loss) from
 continuing operations        $ (4,076) $  7,853  $  3,099  $  19,929

Items in income not
 affecting cash:
Depreciation and amortization   18,387    17,791    55,546     53,246
Deferred income taxes            1,068    16,063    (3,320)    16,715
Deferred compensation expense      449       227     1,011        569
Income tax benefit of
 employee stock options            213       ---       401        ---
(Gain) loss on bond repurchase     872       ---       872        ---
(Gain) loss on disposal of
 property, plant and equipment      49       (56)   (2,121)      (797)
(Gain) loss on currency
 translation                      (230)      796      (471)       811
Equity in loss from joint
 venture                          (288)       92      (155)       376
Minority interest in income
 of consolidated subsidiary      1,036       849     2,512      2,371
Impairment loss and other
 non-cash items                 19,180        61    25,799        789
Pension funding less than
 expense                       (15,866)  (20,218)   (7,269)   (14,351)
Net changes in operating
 assets and liabilities         (4,001)   (1,895)  (24,383)    (9,360)
----------------------------------------------------------------------

CASH PROVIDED BY OPERATING
 ACTIVITIES FROM CONTINUING
 OPERATIONS                     16,793    21,563    51,521     70,298

Cash provided by (used for)
 operating activities from
 discontinued operations           (78)      158       373      3,072
                              --------- --------- --------- ----------
NET CASH PROVIDED BY
 OPERATING ACTIVITIES           16,715    21,721    51,894     73,370
----------------------------------------------------------------------

CASH FLOWS FROM INVESTING
 ACTIVITIES:

Capital expenditures           (18,269)  (12,114)  (48,613)   (43,509)
Cash paid for purchase of
 assets under synthetic lease      ---   (21,885)      ---    (21,885)
Cash paid for purchase of
 businesses, net of cash
 received                         (193)   (1,199)   (1,287)   (66,419)
Cash contributed to joint
 venture                           (44)      (75)     (147)      (312)
Proceeds from sale of
 property, plant and
 equipment                         249       164     5,427      6,857
----------------------------------------------------------------------

CASH USED FOR INVESTING
 ACTIVITIES FROM CONTINUING
 OPERATIONS                    (18,257)  (35,109)  (44,620)  (125,268)
Cash provided by (used for)
 investing activities from
 discontinued operations            (5)   (2,841)   61,916     (3,432)
                              --------- --------- --------- ----------
NET CASH PROVIDED BY (USED
 FOR) INVESTING ACTIVITIES     (18,262)  (37,950)   17,296   (128,700)
----------------------------------------------------------------------

CASH FLOWS FROM FINANCING
 ACTIVITIES:

Proceeds from issuance of
 public notes                      ---       ---       ---     99,748
Net repayments to revolving
 credit facilities                 ---    (2,426)   (3,500)      (826)
Additions to long-term debt        ---    17,770       ---     41,607
Repayments of long-term debt   (23,249)     (624)  (32,495)   (83,600)
Proceeds (payments) from
 monetizing swap contracts         (95)    6,416     4,074      8,898
Decrease in unexpended
 industrial revenue bond
 proceeds                          ---       549       ---      1,376
Debt issuance costs                (27)      (23)      (27)    (1,013)
Issuance of common stock         2,914     1,840     5,699      3,821
Purchases of common stock          ---       ---       ---     (1,313)
Cash dividends paid to
 shareholders                   (2,997)   (2,761)   (8,966)    (8,269)
Distribution to minority
 interest                       (1,225)   (1,120)   (1,575)    (2,380)
----------------------------------------------------------------------

CASH PROVIDED BY (USED FOR)
 FINANCING ACTIVITIES          (24,679)   19,621   (36,790)    58,049
----------------------------------------------------------------------
Effect of exchange rate
 changes on cash                   (15)   (1,005)      402     (1,373)

INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS          (26,241)    2,387    32,802      1,346

Cash and cash equivalents:
Beginning of period             73,216     5,519    14,173      6,560
----------------------------------------------------------------------
End of period                 $ 46,975  $  7,906  $ 46,975  $   7,906
----------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF
 CASH  FLOW INFORMATION:
Cash paid during the period
 for:
   Income taxes (net of
    refunds)                  $  1,694  $  1,015  $ 12,248  $   8,205
   Interest (net of
    amounts capitalized)      $    181  $  2,324  $ 17,456  $  14,614
======================================================================





                           ROCK-TENN COMPANY
                 CONDENSED CONSOLIDATED BALANCE SHEET
                              (UNAUDITED)
                            (IN THOUSANDS)
======================================================================
                                    JUNE 30,    MARCH 31,   SEPT. 30,
                                        2004         2004        2003
----------------------------------------------------------------------
ASSETS:

Cash and cash equivalents         $   46,975  $    73,216  $   14,173

Receivables - net                    168,194      168,539     163,096

Inventories - at LIFO cost           124,253      120,568     118,414

Other current assets                  22,840       13,163      17,717

Current assets held for sale           1,607          ---      52,703
----------------------------------------------------------------------
TOTAL CURRENT ASSETS                 363,869      375,486     366,103
----------------------------------------------------------------------

Building and equipment - net         547,325      567,800     579,514

Intangible and other assets          343,366      346,373     345,778
----------------------------------------------------------------------
TOTAL ASSETS                      $1,254,560  $ 1,289,659  $1,291,395
======================================================================

LIABILITIES AND
SHAREHOLDERS' EQUITY:

Current maturities of
 long-term debt                   $      420  $       414  $   12,927

Other current liabilities            169,197      161,191     167,069

Current liabilities held for sale        ---          ---       7,487
----------------------------------------------------------------------
TOTAL CURRENT LIABILITIES            169,617      161,605     187,483
----------------------------------------------------------------------

Long-term maturities of debt         466,527      488,907     489,037
Realized interest rate swap gains     22,172       23,979      24,024
Marked to market value of
 interest rate swaps                 (12,527)       1,094         (94)
                                  ----------- ------------ -----------
Total long-term debt                 476,172      513,980     512,967

Deferred income taxes                 90,481       89,413      93,801

Other long-term items                 85,406       86,050      75,108

Shareholders' equity                 432,884      438,611     422,036
----------------------------------------------------------------------

TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY              $1,254,560  $ 1,289,659  $1,291,395
======================================================================

Total debt excluding interest
 rate swaps                       $  466,947  $   489,321  $  501,964





Rock-Tenn Company Quarterly Statistics

Paperboard Group Operating Statistics

                      1st        2nd        3rd       4th       Fiscal
                  Quarter    Quarter    Quarter   Quarter         Year
                  -------    -------    -------   -------       ------

Average Price Per Ton
---------------------
Coated & Specialty Paperboard (a)

     2002         $   424    $   410    $   410   $   425      $   417
     2003             434        418        437       438          432
     2004             440        439        456

Corrugated Medium
     2002             342        337        331       346          339
     2003             343        335        340       333          338
     2004             331        341        350

All Tons
     2002             410        398        397       413          405
     2003             419        406        423       421          417
     2004             422        424        439

Average Recovered Paper Cost
     2002              67         65         78       108           80
     2003              82         78         88        86           83
     2004              86         94        107

Tons Shipped
------------
Coated
     2002         125,382    117,813    117,724   126,625      487,544
     2003         117,566    128,606    126,292   125,363      497,827
     2004         130,383    138,830    136,583

Specialty (a)
     2002          98,538    112,408    117,652   114,367      442,965
     2003          99,752    113,299    113,001   109,243      435,295
     2004         100,327    109,913    111,495

Corrugated Medium
     2002          43,556     42,541     43,960    44,797      174,854
     2003          40,815     41,459     40,413    45,023      167,710
     2004          43,880     42,942     44,667

Total
     2002         267,476    272,762    279,336   285,789    1,105,363
     2003         258,133    283,364    279,706   279,629    1,100,832
     2004         274,590    291,685    292,745

(a) Specialty Paperboard Average Price Per Ton and Tons Shipped include tons shipped by Seven Hills Paperboard LLC, our joint venture with LaFarge North America, Inc.




Rock-Tenn Company Quarterly Statistics

Segment Sales and Operating Income
(In Thousands)

                  1st         2nd         3rd         4th     Fiscal
              Quarter     Quarter     Quarter     Quarter       Year
              -------     -------     -------     -------     ------

Packaging Segment Sales
     2002  $  177,684  $  177,606  $  182,841  $  184,554  $ 722,685
     2003     173,677     196,277     210,180     221,268    801,402
     2004     208,875     231,772     231,526

Packaging Income
     2002  $    9,995  $   11,904  $   13,695  $  10,553   $  46,147
     2003       4,654       9,742      10,503     12,659      37,558
     2004       6,723       9,894      11,455

Return On Sales
     2002         5.6%        6.7%        7.5%       5.7%        6.4%
     2003         2.7%        5.0%        5.0%       5.7%        4.7%
     2004         3.2%        4.3%        4.9%

Merchandising Displays and Corrugated Packaging Segment
 Sales
     2002  $   74,055  $   71,474  $   69,565  $  80,950  $  296,044
     2003      75,067      66,130      71,738     78,303     291,238
     2004      73,518      77,440      75,841

Merchandising Displays and
 Corrugated Packaging Income
     2002  $   11,744  $    8,080  $    4,888  $   9,251  $   33,963
     2003       7,048       5,133       6,671      9,074      27,926
     2004       5,743       7,317       5,940

Return on Sales
     2002        15.9%       11.3%        7.0%      11.4%       11.5%
     2003         9.4%        7.8%        9.3%      11.6%        9.6%
     2004         7.8%        9.4%        7.8%

Paperboard Segment Sales
     2002  $  123,282  $  122,237  $  127,397  $ 136,788  $  509,704
     2003     121,797     128,863     128,855    130,426     509,941
     2004     128,262     136,142     138,560

Paperboard Income
     2002  $    5,932  $    6,117  $    8,714  $   2,181  $   22,944
     2003       4,920       6,138       5,603      3,705      20,366
     2004       2,753       2,026       2,342

Return on Sales
     2002         4.8%        5.0%        6.8%       1.6%        4.5%
     2003         4.0%        4.8%        4.3%       2.8%        4.0%
     2004         2.1%        1.5%        1.7%




Rock-Tenn Company Quarterly Statistics

Key Financial Statistics
(In Thousands except EPS Data)

                          1st       2nd       3rd       4th     Fiscal
                      Quarter   Quarter   Quarter   Quarter       Year
                      -------   -------   -------   -------     ------
Income (Loss) From Continuing Operations Before
Cumulative Effect of a Change in Accounting Principle
     2002            $ 11,259  $ 11,026  $  4,922  $  2,646  $  29,853
     2003               4,945     7,131     7,853     9,612     29,541
     2004               4,166     3,009    (4,076)

Diluted EPS From Continuing Operations Before
Cumulative Effect of a Change in Accounting Principle
     2002            $   0.33  $   0.32  $   0.14  $   0.08  $    0.87
     2003                0.14      0.21      0.23      0.27       0.85
     2004                0.12      0.09     (0.12)

Income (Loss) Before Cumulative Effect of a
Change in Accounting Principle
     2002            $ 12,199  $ 11,584  $  5,471  $  3,216  $  32,470
     2003               5,070     7,330     7,212     9,964     29,576
     2004              11,879     2,910    (3,726)

Diluted EPS Before Cumulative Effect of a
Change in Accounting Principle
     2002            $   0.36  $   0.34  $   0.16  $   0.09  $    0.94
     2003                0.15      0.21      0.21      0.28       0.85
     2004                0.34      0.08     (0.11)

Net Income (Loss)
     2002            $  6,355  $ 11,584  $  5,471  $  3,216  $  26,626
     2003               5,070     7,330     7,212     9,964     29,576
     2004              11,879     2,910    (3,726)

Diluted EPS
     2002            $   0.19  $   0.34  $   0.16  $   0.09  $    0.77
     2003                0.15      0.21      0.21      0.28       0.85
     2004                0.34      0.08     (0.11)

Depreciation & Amortization
     2002            $ 16,749  $ 17,217  $ 16,945  $ 17,180  $  68,091
     2003              17,953    17,502    17,791    19,437     72,683
     2004              18,602    18,557    18,387

Capital Expenditures
     2002            $  9,038  $ 16,656  $ 23,887  $ 23,120  $  72,701
     2003              16,393    15,002    12,114    13,893     57,402
     2004              15,421    14,923    18,269



    CONTACT: Rock-Tenn Company
             Steven Voorhees or David Rees, 770-448-2193